Exhibit 99.1

WisdomTree Makes Strategic Investment in AdvisorEngine

Helping Advisors Meet Evolving Client Needs in Post-DOL Fiduciary Rule World

Partnership to Help Advisors Digitize and Differentiate

Across the Full Client Spectrum

New York, NY – (GlobeNewswire) – November 18, 2016 – WisdomTree Investments, Inc. (NASDAQ: WETF) announced that it has invested $20 million for a 36% equity interest in AdvisorEngine, formerly known as Vanare, an end-to-end digital wealth management platform which enables individual customization of investment philosophies. WisdomTree and AdvisorEngine have also entered into a strategic agreement whereby WisdomTree’s asset allocation models will be made available through AdvisorEngine’s open architecture platform and WisdomTree will actively introduce the platform to its deep distribution network. AdvisorEngine’s award-winning offering, enhanced through the collaboration with WisdomTree, enables advisors to more effectively serve their clients in a post-DOL Fiduciary Rule environment.1

Jonathan Steinberg, WisdomTree CEO and President, said, “The end-investor experience is being revolutionized by new technologies and new investment products like ETFs. Forward-thinking financial institutions have an opportunity to thrive in this changing environment. AdvisorEngine’s expertise in B2B digital advice makes it a natural choice for these firms.”

Pioneering Technology

AdvisorEngine, a pioneer in digital wealth management technology, was the first company to integrate private-label robo-advice within a full enterprise B2B digital wealth management technology platform. AdvisorEngine will continue to offer an array of distinct product offerings that provide advisors with new client prospecting tools, online client onboarding, institutional grade analytics, trading, performance reporting and billing. Its technology is distinctive in that it provides these features from an advisor-centric point of view, allowing advisors to deepen their engagement with clients and demonstrate the value of the advisory relationship.

Rich Cancro, AdvisorEngine Founder and Chief Executive Officer, said, “The name change of Vanare to AdvisorEngine underscores the company’s vision to empower advisors using integrated technology across the full client spectrum, ranging from high net worth clients to lower balance relationships.”

“WisdomTree and AdvisorEngine are both innovators. The financial investment and strategic relationship with WisdomTree will enhance our execution and allow us to grow as an independent, open architecture firm,” Cancro added.

SenaHill Securities LLC acted as exclusive strategic and financial advisor to AdvisorEngine (Vanare).

[1]	DOL Fiduciary Rule set to be implemented in April 2017 in the United States. Similar regulation is in progress in varying stages globally.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe, Japan and Canada (collectively, “WisdomTree”), is an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager headquartered in New York. WisdomTree offers products covering equities, fixed income, currencies, commodities and alternative strategies. WisdomTree currently has approximately $38.5 billion in assets under management globally. For more information, visit our Investor Relations website.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

About AdvisorEngine Inc. (formerly Vanare Inc.)

In 2014, AdvisorEngine launched the first ever wealth management technology platform built specifically for advisors with an integrated White Label Digital Advisor. AdvisorEngine integrates online and traditional wealth management processes and workflows to help advisors build deeper relationships with their clients. From online account opening and report automation to comprehensive API platforms—and everything in between—AdvisorEngine provides the tools advisors need to scale more efficiently and compete more effectively. Founded by a team of experienced, creative financial and technology executives, AdvisorEngine continues to innovate in order to keep advisors at the forefront of wealth management. The firm, which is headquartered in New York, has launched a new website, and more information can be found at www.AdvisorEngine.com.

WisdomTree Contact Information

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom / Melissa Chiles

+1.917.267.3735 / +1.917.267.3797

jzaloom@wisdomtree.com / mchiles@wisdomtree.com

Investor Relations

WisdomTree Investments, Inc.

Jason Weyeneth, CFA

+1.917.267.3858

jweyeneth@wisdomtree.com

AdvisorEngine Contact Information

Media Relations

Impact Communications, Inc.

Jessica Taylor / Karen Embry

+1.913.649.5009 / +1.913.961-4030

jessicataylor@impactcommunications.org / karenembry@impactcommunications.org